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                                                                  EXHIBIT (A)(1)


                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                                       OF
                              ANSALDO SIGNAL N.V.
                                       AT
                              $4.05 NET PER SHARE
                                       BY
                            ANSALDO TRASPORTI S.P.A.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
            ON MONDAY, MARCH 20, 2000, UNLESS THE OFFER IS EXTENDED.
        SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN
                   AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     EACH OF THE MEMBERS OF THE MANAGEMENT BOARD AND SUPERVISORY BOARD, INCLUDING EACH OF THE MEMBERS OF THE INDEPENDENT COMMITTEE OF THE SUPERVISORY BOARD, HAS DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE "THE OFFER, SECTION 12--CONDITIONS TO THE OFFER."

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR THE FAIRNESS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "THE OFFER, Section 3--Procedure for Tendering Shares" or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in "THE OFFER, Section 3--Procedure for Tendering Shares."

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                            ------------------------

                      The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.

            The date of this Offer to Purchase is February 18, 2000

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                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information from the Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent as the Offer to Purchase. We urge you to read the entire Offer to Purchase because it contains the full details of the tender offer. We have included references to the sections of the Offer to Purchase where a more complete discussion is set forth.

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Who is offering to purchase my common
  shares?.................................  Ansaldo Trasporti S.p.A., which currently owns approximately 81.7% of the outstanding common shares of Ansaldo Signal N.V., is offering to purchase your common shares of Ansaldo Signal. See Introduction.

What will the purchase price for the
  common shares be?.......................  The purchase price for the common shares will be $4.05 per share. See
                                            "THE OFFER, Section 1--Terms of the Offer."

How many common shares will Ansaldo
  Trasporti purchase?.....................  Ansaldo Trasporti will purchase up to 3,737,500 common shares, or approximately 18.3% of the outstanding common shares, of Ansaldo
                                            Signal, in the tender offer. See "THE OFFER, Section 1--Terms of the
                                            Offer."

How will Ansaldo Trasporti pay for the
  common shares?..........................  Ansaldo Trasporti intends to finance the tender offer with funds obtained from new or existing credit lines or through a loan from its parent, Finmeccanica S.p.A., or another affiliate. See "THE OFFER,
                                            Section 10--Source and Amount of Funds."

How long do I have to tender my common
  shares?.................................  You may tender your common shares until the tender offer expires. The tender offer will expire on Monday, March 20, 2000, at 5:00 p.m., New
                                            York City time. See "THE OFFER, Section 1--Terms of the Offer."

How will I be notified if Ansaldo
  Trasporti extends the tender offer?.....  Ansaldo Trasporti will issue a press release by 9:00 a.m., New York
                                            City time, on the business day after the previously scheduled expiration date, if Ansaldo Trasporti decides to extend the tender offer. See "THE OFFER, Section 1--Terms of the Offer."

Are there any conditions to the tender
  offer?..................................  The tender offer is subject to a recommendation in favor of the offer by the Ansaldo Signal Management and Supervisory Boards and the
                                            Independent Committee of the Supervisory Board, all of which have been given. In addition, the offer is subject to the absence of judicial and governmental action prohibiting the offer and any materially adverse change in Ansaldo Signal's condition, business or prospects. See "THE OFFER, Section 12--Conditions to the Offer."

How do I tender my common shares?.........  To tender your common shares, before the tender offer expires:

                                            o You must inform your broker of your decision to sell your shares of
                                              Ansaldo Signal so that The Bank of New York receives a confirmation of receipt of your common shares by book-entry transfer; or
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                                            o If you hold physical share certificates, you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to The Bank of New York at the address appearing on the back cover of this document; or

                                            o You or your broker must comply with the guaranteed delivery procedure.

                                            See "THE OFFER, Section 3--Procedure for Tendering Shares" and the
                                            instructions to the letter of transmittal.

Once I have tendered common shares in the
  offer, can I withdraw my tender?........  You may withdraw any common shares you have tendered at any time before 5:00 p.m., New York City time, on Monday, March 20, 2000 or, if Ansaldo Trasporti extends the tender offer, the date to which the
                                            Offer is extended. Unless the common shares you have tendered have been previously purchased by Ansaldo Trasporti, you may also withdraw your common shares after 5:00 p.m., New York City time, on Monday,
                                            April 17, 2000. If Ansaldo Trasporti announces a subsequent offering period, any shares tendered during such period may not be withdrawn.
                                            See "THE OFFER, Section 4--Withdrawal Rights."

Is this tender offer the first step in a
  going private transaction?..............  Yes. The tender offer by Ansaldo Trasporti is the first step in a going private transaction. Ansaldo Trasporti will seek to delist the common shares of Ansaldo Signal from the Nasdaq National Market and terminate registration of the common shares under the Securities
                                            Exchange Act of 1934 as soon after the completion of the tender offer as the requirements for such delisting and termination are met.
                                            Termination of registration of the common shares would substantially reduce the information required to be furnished by Ansaldo Signal to its shareholders and would lead to delisting. See "THE OFFER,
                                            Section 7--Effect of the Offer on the Market for the Shares; Stock
                                            Listing; Exchange Act Registration."

What will Ansaldo Trasporti do if it does
  not succeed in acquiring all of the
  outstanding common shares of Ansaldo
  Signal not presently owned by it?.......  If Ansaldo Trasporti does not acquire the entire equity interest in
                                            Ansaldo Signal upon consummation of the tender offer, Ansaldo
                                            Trasporti may choose to take any or all of the following actions:

                                            o at such time as Ansaldo Trasporti acquires at least 95% of the share capital of Ansaldo Signal, Ansaldo Trasporti may pursue a compulsory acquisition of any remaining minority common shares pursuant to Dutch law;

                                            o Ansaldo Trasporti may seek to further integrate Ansaldo Signal into the corporate structure of Ansaldo Trasporti and its affiliates by selling all or part of the assets or shares of Ansaldo Signal or any of its subsidiaries to Ansaldo Trasporti or its affiliates;

                                            o Ansaldo Trasporti may seek the dissolution of Ansaldo Signal after any sale of substantially all of its assets; and

                                            o Ansaldo Trasporti may approve a merger of Ansaldo Signal into one or more of the subsidiaries of Ansaldo Trasporti or one of its affiliates.
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                                            Ansaldo Trasporti cannot assure shareholders that it will undertake any of the actions described above or that holders who do not tender their common shares pursuant to the tender offer will receive any consider-ation for their common shares from Ansaldo Trasporti at any subsequent time. See "SPECIAL FACTORS, Section 5--Plans for the
                                            Company."

Has the Management Board or Supervisory
  Board of Ansaldo Signal adopted a
  position on the tender offer?...........  Each of the members of the Management Board and Supervisory Board, including each of the members of the Independent Committee of the
                                            Supervisory Board, has determined that the terms of the tender offer are fair to, and in the best interests of, the holders of common shares and recommends that the shareholders of Ansaldo Signal accept the offer and tender their common shares pursuant to the tender offer.

When will Ansaldo Trasporti pay for the
  common shares I tender?.................  Ansaldo Trasporti will pay the purchase price for the shares it purchases promptly after the expiration of the tender offer, or any extension of it. If Ansaldo Trasporti announces a subsequent offering period, Ansaldo Trasporti will promptly pay the purchase price for any shares tendered during such period.

Will I have to pay brokerage commissions
  if I tender my shares?..................  If you are a registered shareholder and you tender your shares directly to The Bank of New York, you will not incur any brokerage commissions. If you hold shares through a broker or bank, Ansaldo
                                            Trasporti urges you to consult your broker or bank to determine whether transaction costs are applicable.

Who can I talk to if I have questions?....  Our information agent, Morrow & Co., Inc., can help answer your questions regarding this tender offer. You may call our information agent toll free at (800) 566-9061 or collect at (212) 754-8000. Banks and brokerage firms should call our information agent at (800)
                                            662-5200 with any questions.
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                                       4
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                               TABLE OF CONTENTS

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                                                                                                         PAGE
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INTRODUCTION .........................................................................................     1
SPECIAL FACTORS ......................................................................................     2
        1.     Background of the Offer................................................................     2
        2.     Recommendation of the Independent Committee and the Company............................     8
        3.     Fairness Opinion of ING Barings LLC....................................................     9
        4.     Purpose of the Offer...................................................................    14
        5.     Plans for the Company..................................................................    14
        6.     Position of the Purchaser Regarding Fairness of the Offer..............................    16

THE OFFER ............................................................................................    17
        1.     Terms of the Offer.....................................................................    17
        2.     Acceptance for Payment.................................................................    18
        3.     Procedure for Tendering Shares.........................................................    18
        4.     Withdrawal Rights......................................................................    21
        5.     Certain Tax Consequences...............................................................    21
        6.     Price Range of the Shares; Dividends on the Shares.....................................    23
        7.     Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act
               Registration...........................................................................    23
        8.     Certain Information Concerning the Company.............................................    24
        9.     Certain Information Concerning Parent and Purchaser....................................    26
       10.     Source and Amount of Funds.............................................................    28
       11.     Dividends and Distributions............................................................    29
       12.     Conditions to the Offer................................................................    29
       13.     Certain Legal Matters..................................................................    30
       14.     Fees and Expenses......................................................................    30
       15.     Miscellaneous..........................................................................    30

ANNEX A        Information Concerning Directors and Executive Officers of Purchaser
               and Parent.............................................................................    31

ANNEX B        Fairness Opinion, dated February 17, 2000, of ING Barings LLC..........................    33
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                                       i
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     To the Holders of Common Shares of Ansaldo Signal N.V.:

                                  INTRODUCTION

     Ansaldo Trasporti S.p.A, an Italian corporation ("Purchaser"), hereby offers to purchase all outstanding shares of common stock, nominal value NLG
0.01 per share (the "Shares"), of Ansaldo Signal N.V., a corporation organized and existing under the laws of The Netherlands (the "Company" or "Ansaldo Signal"), not already owned by Purchaser at a price of $4.05 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless otherwise indicated herein, all references to "U.S. Dollars," "dollars," "US$" or "$" are to the currency of the United States and all references to "Dutch guilders" or "NLG" are to the currency of the Netherlands, and all references to "FF" are to the currency of France.

     Tendering shareholders who have Shares registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), the Bank of New York, which is acting as the Depositary (the "Depositary"), and Schroder & Co. Inc., which is acting as Dealer Manager ("Schroders"), incurred in connection with the Offer. See "THE OFFER, Section 14--Fees and Expenses."

     The Offer is conditioned upon, among other things, an affirmative recommendation of the Offer to the shareholders of the Company by the Managing Board, the Supervisory Board and the committee of independent members of the Supervisory Board formed by the Supervisory Board to evaluate the Offer (the "Independent Committee"), which has been received. The Offer is not conditioned upon a minimum number of Shares being tendered or upon obtaining financing.

     EACH OF THE MEMBERS OF THE MANAGEMENT BOARD AND SUPERVISORY BOARD, INCLUDING EACH OF THE MEMBERS OF THE INDEPENDENT COMMITTEE OF THE SUPERVISORY BOARD, (I) HAS DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES AND OTHER RELEVANT CONSTITUENCIES, THE COMPANY'S SUBSIDIARIES AND THE ENTERPRISES CARRIED ON BY THE COMPANY AND ITS SUBSIDIARIES AND (II) RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     ING Barings LLC ("ING Barings") has delivered to the Independent Committee of the Supervisory Board its opinion, dated as of February 17, 2000 (the "Fairness Opinion"), to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares is fair from a financial point of view to such holders. The full text of the Fairness Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Offer to Purchase and as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer. Holders of Shares are urged to, and should, read the Fairness Opinion carefully in its entirety. The Fairness Opinion is directed only to the fairness of the consideration to be received by the holders of Shares from a financial point of view. The Fairness Opinion does not constitute a recommendation to any holder of Shares as to whether such holder should tender Shares pursuant to the Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

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                                SPECIAL FACTORS

1. BACKGROUND OF THE OFFER.

     The Purchaser is 56% owned by Finmeccanica S.p.A., an Italian corporation (the "Parent"), which is listed on the Italian Telematic Stock Exchange ("Telematico"). The Parent is one of the leading industrial groups in Italy. The Purchaser, also listed on the Telematico, is engaged in the design, construction and supply of railway and mass transit vehicles and electrified transport systems. The Purchaser is a leading supplier to the Italian rolling stock and rail and urban transit market and one of the major international operators in the sector. The Company was formed on November 13, 1996 to combine the railway signaling and automation business investments of the Purchaser. See "THE OFFER,
Section 9--Certain Information Concerning Purchaser and Parent."

     Alternative Transactions. Over the last several years, the Company and the Purchaser have considered various third party joint venture or merger alternatives to increase shareholder value while at the same time enhancing the strategic position of the Company, its business prospects, operations and results.

     Due to its extensive activities in the rail transportation industry, the Purchaser has consistently considered the Company a core strategic investment which is not for sale. Nor has the Purchaser ever been interested in selling even a minority interest simply for cash. Nevertheless, over the last two years, the Company, the Purchaser and the Parent have been approached by various other companies active in the railway signaling, automation and control systems sector, including six of its major competitors, to ascertain the Purchaser's interest in selling the Company or a controlling position in the Company.

     The Purchaser and the Company have responded to such overtures by proposing consideration of a merger or joint venture arrangement. Such arrangements would be designed to expand and improve the Company's strategic position in its industrial sector, while preserving for the Purchaser a controlling or at least 50% ownership position in a larger entity, consistent with the Purchaser's strategic interest in the sector.

     In each case, such an arrangement ultimately was not acceptable to the other industrial entity. No third party ever delivered a firm offer to the Company which articulated price and other fundamental terms, and no understandings or agreements, either final or tentative, were ever reached. On one occasion, an industrial entity subsequently changed its position and indicated it was open to consider a 50/50 joint venture arrangement, but follow-up discussions were inconclusive and the project was eventually abandoned by both parties. When an overall joint venture structure proved not to be feasible, the Company sometimes proposed joint ventures restricted to a specific product area, but none of such discussions proved fruitful.

     No merger or joint venture discussions are continuing at this time. All such discussions over the past two years were complicated by the challenges all those in the industry were facing. These challenges, which often resulted in changes in management and strategic direction, made it difficult to evaluate the relative risks and benefits of any merger or joint venture proposal as well as to carry on negotiations.

     Going Private Transaction. While considering such merger and joint venture alternatives, due to the difficult business environment for railway signaling automation and control systems and products in the Company's principal markets, consolidation and increased competition in the industry, and the limited liquidity provided by the relatively small public float of the Shares, the Purchaser and the Company concluded that they should also investigate the possibility of the Company going private.

     The Company and the Purchaser determined that, as a wholly-owned subsidiary, the Company would have greater access to funding through the Purchaser and the Parent, the flexibility to realign its business relationships with the Purchaser and its affiliates and the ability to invest in its future by focusing on the long-term interests of the Company with less concern for the short term impact that any action might have on the operating results or share price of the Company. Such a going private transaction could potentially create value for the public shareholders of the Company through a premium purchase price, value for the Company as an enterprise by providing cost savings and access to the liquidity it needs and value for the Purchaser through the ability to restructure and realign the transportation companies owned by the Parent.

     By the end of 1997 the management of the Company had become concerned about the stock market performance of the Shares. Management's concern was expressed at various meetings of the Board of Supervisory Directors of the Company during that year. The Company also approached Schroders, which had been having informal discussions with the Parent about its transportation activities generally, at various times during 1997 to discuss its business plan and the performance of its Shares.

     While not being formally retained to advise the Purchaser until its Board meeting on January 24, 2000, Schroders served as advisor to the Parent in connection with its 1998 capital increase in connection with which it did a due diligence review of the Company. Following various discussions during May 1998 with management of the Company, Schroders outlined for the Company, the Purchaser and the Parent the various alternatives available to the Company, including a going private transaction, a sale of the Company and maintaining the status quo. Subsequently, in June 1998, the management of the Company met with Schroders in Pittsburgh, PA at which time management urged Schroders to consider further the going private alternative while the Company pursued the alternative transactions noted above. In July 1998, representatives of Schroders met with representatives of Morgan, Lewis & Bockius LLP ("Morgan Lewis") to discuss the mechanics of alternative structures for going private, including in particular a sale of assets or a tender.

     During the late summer and fall of 1998, management of the Company and Schroders had various discussions regarding the Company's performance and updated forecasts. In September 1998, Schroders had teleconferences with representatives of the Company and the Parent to discuss the process of going private. Following such discussions, in October 1998 the Purchaser and the Parent determined not to take the Company private.

     Notwithstanding the decision of the Purchaser and the Parent not to take the Company private, the management of the Company continued to stress the benefits of a going private transaction to representatives of the Purchaser and the Parent. At a meeting of the Supervisory Board of the Company on November 24, 1998, management's investor relations report dealt at length with issues such as the limited public float of the Shares, both in absolute terms and as a percentage of the Company's entire share capital. The two members of the Supervisory Board not affiliated with the Company, the Purchaser or the Parent stated at the meeting their view of the importance of enhancing shareholder value as a primary objective for the Company. By resolution of the Supervisory Board, the Management Board was directed to work with the Purchaser to optimize the value of the Company for its shareholders.

     In April 1999, Mr. Larry Rosenfeld and Mr. Mark Santo were elected as the new outside members of the Supervisory Board of the Company. Mr. Rosenfeld had been the chief executive officer of a Nasdaq listed company in which the Parent held a minority investment and was represented on its Board of Directors until December 1998. Mr. Santo had been group vice president and general counsel of a Dutch company listed on the New York Stock Exchange, which had been majority owned by the Parent until its sale in January 1999. At the organizational meeting of the new Supervisory Board in Rome on April 27, 1999, Messrs. Rosenfeld and Santo, as well as Dr. Bruno Bigliardo of the Purchaser, were elected as the audit committee of the Supervisory Board of the Company ("Audit Committee").

     For the benefit of the new Supervisory Board, at the April 27 meeting management reviewed in detail the state of the business of the Company, its financial results, cash flows, treasury activities and liquidity requirements. Management also made an investor relations report as to the performance of the Company's Shares and the Company's relationship with the investment community. The report again recommended pursuing the possibility of a going private transaction as well as the alternative transactions described above. During April and May, Schroders performed additional financial due diligence on the Company, including a review of Company's forecasts and the activities of the Company's competitors. The Parent and the Purchaser decided to pursue the alternative merger and joint venture discussions as noted above.

     On October 12, 1999, a meeting of the Audit Committee considered in detail the current state of the Company's business, including in particular its key contracts, which are either large, long term contracts or involve new technologies, or both. Immediately following the Audit Committee meeting, the independent members of the Audit Committee met with a major shareholder of the Company with whom they had previously had informal contact. The shareholder stressed the need for the Company to take action to realize shareholder value. The shareholder subsequently confirmed its views in writing. The two independent members of the Audit Committee requested a meeting with Dr. Luigi Roth, the chief executive officer of the Purchaser, and Dr. Giuseppe Bono, the chief operating officer of the Parent. At a meeting in Rome with Dr. Roth and Dr. Bono on October 26, 1999, the independent directors noted that the alternative transactions considered by the Company

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and the Parent had not proved fruitful and they urged the Purchaser and the
Parent to consider favorably a going-private transaction.

     In early November the Purchaser indicated that it would defer any decision on the matter until January 2000, after the Company's year end results were better known and after consummation of a major recapitalization of the Parent, expected to occur at year end.

     At the December 15, 1999 Supervisory Board meeting of the Company, the Board discussed the views that a major shareholder of the Company had again expressed in writing, this time to the Chairman of the Supervisory Board, Ing. Alberto Rosania. The shareholder suggested that the Company should not continue as a public company and requested that the Board be made aware of its views.

     On January 11, 2000, a meeting of the Audit Committee in Pittsburgh, PA reviewed management's expectations as to year end results, developments in the Company's key contracts, the Company's liquidity requirements and new projections prepared by management. Again the two independent members noted that several major shareholders were now urging the Company to take immediate concrete steps to provide value to its public shareholders. The Company subsequently provided its new projections to Schroders.

     A meeting of the Supervisory Board to review the year end situation of the Company and the Company's Strategic Plan, as well as to update the whole Supervisory Board on the views being expressed by the Company's public shareholders to its independent members, was subsequently called and held in Rome on January 19, 2000. In addition to discussing the foregoing topics, Mr. Rosenfeld indicated to the Board that he and Mr. Santo as the two independent members of the Board, would immediately after the Board meeting strongly recommend to Dr. Roth a going private transaction in which the Purchaser would acquire all the Shares of the Company not presently owned by the Purchaser.

     Mr. Rosenfeld then met with Dr. Roth. Mr. Santo, the other independent member of the Supervisory Board of the Company, participated in that meeting via telephone conference. At that meeting Messrs. Rosenfeld and Santo made various points in favor of the Purchaser acquiring the rest of the Company. These reasons included the fact that a wholly-owned subsidiary of the Purchaser would give the Purchaser greater flexibility in integrating the business of the Company with that of the Purchaser to reposition both companies better in a market that is consolidating, with most railway signaling companies having now become divisions of much larger enterprises. In addition they pointed to the strained liquidity position of the Company and its increasing reliance on the credit of the Purchaser, resulting in the Purchaser gradually becoming responsible for 100% of the capital needs of the Company while benefiting from only 81.7% of the equity.

     The independent directors also noted that they believed the minority shareholders, whose interests they especially had in mind, would like the Purchaser to offer to buy them out in light of the strategic and liquidity issues facing the Company, including the large and difficult long-term contracts it was currently undertaking, its declining share price, the low share trading volume, and the fact that no one else was likely to buy out the minority position in the Company. They further stated that various shareholders had explicitly conveyed their desire for a buyout.

     On January 20, 2000, due to unusual activity in the trading in the Company's shares, the Purchaser determined to expedite its decision making process. A board meeting was accordingly called for Monday, January 24, 2000, in Rome to consider a possible transaction that would result in the Purchaser acquiring the publicly-held minority equity interest in the Company. Dr. Roth invited representatives of Schroders to attend the meeting and instructed Schroders to prepare a presentation to the Board of Directors of the Purchaser, updating as necessary its prior investigations of the matter.

     From Friday, January 20, to Sunday, January 23, 2000, Schroders updated their review of the financial condition of the Company and relative pricing parameters in order to determine an appropriate valuation of the Company in a potential going private transaction. Over the weekend, the Company provided Schroders with updated forecasts for the Company's fiscal year ended
December 31, 1999. Schroders prepared a presentation to the Board of Directors of the Purchaser which included, among other things, a valuation analysis of the Company.

     Mr. Luciano Cravarolo, the Chairman of the Board of the Purchaser, then invited the representatives of Schroders, Messrs. John Andrew, Fabio Pigorini, Paolo Galli, John Venezia and Phil DeDominicis, to address the

Board at its meeting on January 24, 2000. The Schroders representatives presented an analysis and report on the value of the proposed acquisition of the remaining interest in the Company by the Purchaser.

     Schroders first gave an overview of the Company. The representatives of Schroders noted that over the last several years the Company's performance was adversely impacted by the relatively low contribution of sales component products as a percentage of total revenue and delays and cost overruns on many contracts. They also noted that the Company is capital constrained and unable to fund investments to position itself strategically for the future.

     Schroders then discussed the historical stock trading performance of the Company noting that the price of the Company's shares has declined considerably since the initial public offering of the Company's predecessor, Union Switch & Signal Inc., and the 1996 reorganization of the railway signaling and automation business investments of the Purchaser, and on a weighted average basis traded at $2.05 per Share during December 1999 compared with its January 1997 high of $7.75 per Share.

     The representatives of Schroders then discussed in particular the Company's financial condition and historical and forecasted operating results. In their discussion, the representatives of Schroders noted that the Company's forecast showed high sales growth, significantly increasing operating margins and growing backlogs. Schroders noted that, given the Company's operating history and potential difficulties with several large contracts, such robust forecasts seemed unrealistic. Schroders also noted that the Company historically has had difficulty forecasting its results, with actual results that have materially underperformed budget. In addition, they noted that, based upon the estimates of management of the Company, a going private transaction would save the Company the expense associated with being a public company.

     Schroders then presented a valuation of the Company based upon (i) an analysis of comparable publicly traded rail supply companies with financial and operating characteristics similar to the Company, (ii) an analysis of merger and acquisition transactions of rail supply companies and (iii) an analysis of premiums of selected going private transactions.

     Mr. Cravarolo then led a lengthy discussion as to the advisability of the Purchaser entering into a transaction to acquire the remaining interest in the Company, and the representatives of Schroders responded to questions as to an appropriate offer price. Schroders advised the Board of Directors of the Purchaser that, based upon the research and analysis conducted by it, that Schroders considered a cash consideration of $3.80 per Common Share of the Company to constitute a full and fair price. Schroders did not then or subsequently deliver a formal fairness opinion to the Purchaser or the Company.

     At the conclusion of such discussion, the Board of Directors of the Purchaser unanimously voted in favor of submitting a formal offer to the Board of Directors of the Company to acquire all of the outstanding Common Shares not presently owned by the Purchaser at a price of $3.80 per Share. In reaching its determination to proceed with the tender offer, the Board of Directors of the Purchaser analyzed the costs and benefits of launching a tender offer to acquire the minority equity interest of the Company with the goal of achieving a result which would be in the best interests of both the Purchaser and the public shareholders of the Company. The Board considered the fact that any delay in completing a going private transaction could have negative consequences for the Purchaser. In particular, the Board members shared the view that by proceeding with the tender offer, they would be able to simplify the management structure of the Company and gain an opportunity to rationalize the signaling activities of the Company within the activities of the Purchaser. In addition, the Board noted that the Company would achieve significant savings by eliminating the costs of maintaining its Nasdaq listing and complying with the public reporting requirements of the Commission, costs which are no longer justified in light of the now limited benefits of remaining a public company.

     As a result of this meeting, Mr. Cravarolo delivered a formal offer letter to Mr. James Sanders, the Managing Director of the Company, and instructed senior executives of the Purchaser and Schroders to commence working towards completion of a going private transaction.

     At the request of Mr. Sanders, the Supervisory Board of the Company met later in the day on January 24, 2000, with Mr. Sanders to consider the letter received from the Purchaser. At the meeting, the Supervisory Board resolved to appoint formally an independent committee (the "Independent Committee") consisting of the Board's two members not currently related to the Company, the Purchaser or the Parent, Messrs. Rosenfeld and Santo, to evaluate and analyze the fairness of the Purchaser's offer. The Supervisory Board and Management

Board of the Company authorized the Independent Committee to retain independent counsel and investment bankers to assist it in evaluating this transaction.

     On January 24, 2000, the Independent Committee engaged Peabody &
Arnold LLP ("Peabody & Arnold") as counsel to the Independent Committee and as special counsel to the Company in connection with the Offer.

     Between January 25 and January 27, 2000, Mr. Rosenfeld and Mr. Santo conferred with each other, with counsel and with others regarding the selection and engagement of independent investment bankers to assist them in evaluating the fairness of the Offer.

     On January 27, 2000, the Independent Committee engaged ING Barings LLC ("ING Barings") as investment bankers to assist them in evaluating the fairness of the Offer. Beginning on January 26, 2000, the members of the Independent Committee received letters and telephone calls from shareholders regarding the shareholders' views and reactions to the Offer made by the Purchaser on January 24.

     On January 27, 2000, representatives of ING Barings contacted Schroders, the financial advisors to the Purchaser, to obtain additional information about the Company and to discuss the financial terms of the Offer.

     On January 28, 2000, the Independent Committee and counsel met by teleconference. Counsel reviewed the legal obligations of the Independent Committee and the factors to be considered in evaluating the Offer. In a separate conference call on the same day, the Independent Committee conferred with ING Barings and counsel and discussed the steps ING Barings would be taking, the information it would be seeking and the timing of its work.
Mr. Rosenfeld conveyed to ING Barings the views of shareholders that had been expressed to the members of the Independent Committee.

     On January 31, 2000, Mr. Rosenfeld and a representative of ING Barings had further discussions with shareholders regarding those shareholders' views on the value of the Shares. Mr. Rosenfeld reported these conversations to Mr. Santo. ING Barings continued its due diligence and analysis.

     On February 1, 2000, the Independent Committee met by teleconference with counsel and representatives of ING Barings. Representatives of ING Barings summarized their preliminary analysis as to fairness. The Independent Committee discussed with counsel potential points of negotiation with the Purchaser. The Independent Committee also had further telephone conversations with certain shareholders regarding the shareholders' ideas concerning potential points for negotiation with the Purchaser.

     Also on February 1, 2000, Mr. Santo contacted a representative of a major competitor of the Company in the railway signaling industry which had previously expressed interest in the Company. Mr. Santo made reference to the Offer extended by the Purchaser and asked whether the competitor had an interest in making an Offer for the Shares. The person he spoke with indicated he would confer with the chief executive officer of his company and get back to Mr. Santo. On February 7, 2000, that representative did get back to Mr. Santo and stated that the company had no interest in extending an Offer.

     On February 2, 2000, Mr. Rosenfeld contacted a Senior Vice President of the Parent and initiated discussion about the Purchaser's willingness to increase its Offer. Separately, the Independent Committee conferred with counsel regarding negotiation strategies. Mr. Rosenfeld obtained additional information from shareholders and conferred with Mr. Santo about it.

     On February 4, 2000, the Independent Committee met in New York with representatives of ING Barings to go over the financial analyses being performed. Mr. Rosenfeld and counsel attended by teleconference. On February 5, 2000, representatives of the Purchaser, Schroders and Morgan Lewis met with the members of the Independent Committee, the Chief Executive Officer and Acting Chief Financial Officer of the Company and a representative of Peabody & Arnold to discuss the proposed price of the Offer and other structural and legal issues relating to the proposed transaction.

     At this meeting, the members of the Independent Committee expressed their view that, while pleased that the Purchaser had made the Offer, they were disappointed by the price offered. They reviewed with the Purchaser's representatives and the representatives of Schroders the preliminary fairness opinion analysis of the Offer offered by ING Barings and gave special emphasis to the discounted cash flow analysis of the fairness of the Offer in light of the expectations that shareholders may have formed and based on management's forecasts of future operating results.

     After the first round of negotiations between the parties, the Purchaser indicated that it was willing to consider a transaction with an increased purchase price of $4.00 per Share. The members of the Independent Committee continued to press for a higher purchase price. Representatives of Schroders responded to the Independent Committee by emphasizing the Company's historical difficulty in forecasting future operating results, specifically referencing the difficulty in forecasting profits for large multi-year contracts involving new technologies requiring extensive software. Schroders noted the fact that the Offer represented liquidity to the shareholders that otherwise was unavailable in the marketplace. The parties adjourned the meeting for discussion among themselves. When the meeting reconvened, the Purchaser indicated that it was willing to offer an increased purchase price of $4.05 per Share, subject to the approval of its Board of Directors, but that it would not be willing to offer a price above such amount.

     The members of the Independent Committee indicated that, based on the information available to them and assuming that the further due diligence to be performed during the following weeks would disclose no new material relevant information and further assuming that ING Barings would be prepared to opine favorably in the fairness of such a price, they believed that, as the Independent Committee, they would be able to recommend acceptance of the increased offer of $4.05 per Share.

     After negotiations regarding the offer price ceased, the representatives of the Purchaser and the Company and their respective legal advisors negotiated and finalized the other principal conditions of the Offer.

     On February 7, 2000, the Board of Directors of the Purchaser met to consider and approve the increased offer price of $4.05 per Share. Upon approval Mr. Cravarolo delivered to Mr. Sanders an amendment to the Purchaser's offer letter.

     During the week of February 7, 2000, advisors to the Independent Committee continued their legal and financial due diligence. A representative of Peabody & Arnold traveled to the Company's facility in Pittsburgh, PA to review certain contracts and interview members of senior management of the Company.

     On February 17, 2000, the Independent Committee met with representatives of ING Barings via teleconference to discuss further the Purchaser's latest indication of price. Following such meetings, on February 17, 2000, the Independent Committee concluded that they would recommend acceptance of the Offer to the Company's public shareholders, subject to receipt of a written fairness opinion from ING Barings and approval of the Offer by the Management and Supervisory Boards of the Company.

     On February 17, 2000, the Management and Supervisory Boards of the Company held a joint meeting in Pittsburgh and Rome, respectively, with the attendance by telephone of certain members of the Supervisory Board and representatives of ING Barings and Peabody & Arnold. A representative of Allen & Overy, Dutch counsel to the Company, also participated in the meeting by teleconference.
Mr. Santo described the background of the Offer to the other members of the Management and Supervisory Boards and reported on behalf of the Independent Committee with regard to the Offer and the negotiations with the Purchaser. Following this report, a representative of Peabody & Arnold reviewed the terms and conditions of the Offer, a representative of Allen & Overy reviewed with the directors the legal standards applicable to their deliberations under Dutch law and representatives of ING Barings presented the financial and valuation analyses which they had performed with respect to the revised Offer and expressed an oral opinion that as of the date of the board meeting a purchase price of $4.05 per Share in cash to be received by the public shareholders who tender their Shares in the Offer was fair from a financial point of view to such holders. See "SPECIAL FACTORS, Section 3--Fairness Opinion of ING Barings." ING Barings delivered its written opinion dated February 17, 2000 confirming its oral opinion. A copy of the Fairness Opinion is attached hereto as Annex B. A copy of ING Barings' prior written presentation to the Independent Committee has been filed with the Commission as Exhibit (c)(2) to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission (the "Schedule TO"), and is summarized below. See "SPECIAL FACTORS, Section 3--Fairness Opinion of ING Barings." Following discussion, the Management Board and Supervisory Board unanimously resolved (i) to approve the Offer, (ii) that the Offer is fair to and in the best interest of the public shareholders and (iii) to recommend that the public shareholders accept the Offer and tender their Shares in response to the Offer. The two members of the Supervisory Board not present at the meeting, Messrs. Rosenfeld and Sabeg, conveyed to the Company their approval of the Offer, their determination that the Offer is fair to and in the best interests of the public shareholders and their recommendation that the public shareholders accept the Offer and tender their Shares in response to the Offer. See "SPECIAL FACTORS, Section 2--Recommendation of the Independent Committee."

2. RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE COMPANY

     Recommendation of the Independent Committee. As described below, the members of the Independent Committee, consisting of Messrs. Lawrence Rosenfeld and Mark Santo, (i) determined that the Offer is fair to, and in the best interests of, the shareholders; (ii) approved the Offer and (iii) determined to recommend that the shareholders accept the Offer and tender their Shares in response to the Offer.

     The Independent Committee considered the following material factors, among others, in connection with making their determinations and recommendation:

     o The Fairness Opinion of ING Barings that, as of the date of such opinion, the applicable purchase price in cash to be received by the shareholders who tender their Shares in the Offer is fair from a financial point of view to such holders, and the financial and valuation analyses presented by ING Barings to the Independent Committee in connection with its opinion. SHAREHOLDERS ARE URGED TO READ ING BARINGS' FAIRNESS OPINION IN ITS ENTIRETY, WHICH FAIRNESS OPINION IS ATTACHED AS ANNEX B TO THIS OFFER TO PURCHASE.

     o The current and historical market prices for the Shares and the fact that the purchase price represents a premium of approximately 62% over the per share closing price of the Shares on January 19, 2000, the second to last trading day prior to the public announcement of the Offer and approximately 74% over the 30 day average price of the Shares as of January 21, 2000.

     o The relatively low trading volume of the Shares and the fact that the public float for the Shares held by the shareholders consists of only approximately 18.3% of the outstanding Shares. The Independent Committee considered the uncertainty, in the absence of the Offer, that the shareholders would have the opportunity in the foreseeable future to sell their Shares in the open market for prices equal to or in excess of the purchase price.

     o The Purchaser's stated unwillingness to sell its Shares to a third party, as well as the commercial relationships between the Company and the Purchaser, factors effectively precluding a sale of control of the Company or another transaction that might be more favorable to the Company and the shareholders. In view of these factors, the Independent Committee did not, and was not authorized to, solicit, nor did the Company receive, third party indications of interest to acquire the Company as a whole or any of its businesses, nor did it give any significant consideration to theoretical prices which a hypothetical third party purchaser might be willing to pay to acquire the Company.

     o The commercial relationships between the Company and the Purchaser and the value to the Purchaser of consummating the Offer and increasing substantially their ownership in the Company, including greater flexibility to realign the Company's business relationship with the Purchaser and to allow senior management of the Purchaser and the Company to invest in the Company's future by focusing on long-term interests without the short-term influence of the equity markets.

     o The recent and historical results of operations and financial condition and the business strategy and prospects of the Company and the recent and historical economic and other developments in the railway signaling and automation industry.

     o The Independent Committee's recognition that consummation of the Offer will preclude tendering shareholders from participating in any future growth of the Company. In the view of the Independent Committee, however, this loss of opportunity was adequately reflected in the purchase price.

     o The current intentions expressed by the Purchaser, which are reflected in the offer letter, to seek a delisting of the Shares and possibly to take other steps to acquire any Shares which are not purchased in the Offer and otherwise to complete the privatization of the Company. In this regard, the Independent Committee also considered the likely effects of such measures on the Company and on the holders of unpurchased Shares, including substantially increased leverage, the potential for substantial reduction in liquidity and transferability of the Shares, a change in the Company's dividend policy and other shareholder rights and a corresponding effect on the value of such Shares.

     o The negotiations between the Independent Committee and their representatives and the Purchaser and its representatives, including that the negotiations resulted in (i) an increase from the initial proposed price of $3.80 per share at which Purchaser was prepared to acquire the Shares, to the $4.05 per share purchase price of this Offer and (ii) the Independent Committee's belief that the purchase price was the highest price that could likely be obtained from the Purchaser under the circumstances.

     o The terms and conditions of the Offer generally, including that
       (i) tendering shareholders would be able relatively quickly to liquidate their investment in the Company; (ii) the Offer is not subject to any significant conditions (and in particular that there is no financing condition attached to the Offer); and (iii) the Purchaser may not reduce the purchase price, impose additional conditions to the Offer or amend or modify any other term of the Offer in a manner adverse to the holders of the Shares.

     The Independent Committee also believes that the Offer is procedurally fair because, among other things: (i) the Independent Committee consists of all the directors of the Company who are not affiliated with the Purchaser or a director of the Purchaser or Parent; (ii) the Independent Committee retained and received advice from independent legal counsel; (iii) the Independent Committee retained ING Barings, which provided an opinion as to the fairness of the Offer; and
(iv) the purchase price and the terms and conditions of the Offer were the result of arm's-length negotiations between representatives of the Independent Committee and the Purchaser and their respective advisors.

     The Independent Committee recognized that the Offer was not conditioned upon acceptance by a majority of the shareholders of the Company, excluding the Purchaser.

     Recommendation of the Company. Based upon their review of the Fairness Opinion and the foregoing analysis of the Independent Committee, the Supervisory and Management Boards of the Company also concluded that the Offer is fair to and in the best interest of the public shareholders and resolved at their joint meeting on February 17, 2000 to recommend that the public shareholders accept the Offer and tender their Shares in response to the Offer.

     The foregoing discussion of the information and factors considered by the Independent Committee, the Management Board and the Supervisory Board as a whole is not meant to be exhaustive, but includes the material factors considered by them in reaching their conclusions and recommendations. In view of the variety of factors considered in their reaching a determination, each of the Management Board and the Supervisory Board, including the members of the Independent Committee, did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their conclusions and recommendations. In addition, each member of the Independent Committee, Management Board and Supervisory Board may have given different weights to different factors.

     The opinions, views, beliefs and recommendations of the Management Board and Supervisory Board, including the Independent Committee, and of their advisors and other individuals that made statements to them, do not purport to be the only possible views on the Offer and no one view is presented here as objectively correct. Except for the recommendation made by the Independent Committee, the Supervisory Board as a whole and the Management Board, no person or entity, including the legal or financial advisors to the Independent Committee is making any recommendation to the shareholders as to whether they should tender Shares in the Offer. Although the Independent Committee, the Supervisory Board as a whole and the Management Board have each made a recommendation, the adequacy, fairness and acceptability of the Offer is for each shareholder to decide. Consequently, the Supervisory Board, including the members of the Independent Committee, and the Management Board strongly urge the shareholders to consider all available information.

3. FAIRNESS OPINION OF ING BARINGS

     General. On February 17, 2000, ING Barings delivered to the Independent Committee an oral opinion, subsequently confirmed in writing as of February 17, 2000, that as of such date the applicable purchase price in cash to be received by the shareholders who tender their Shares in the Offer is fair from a financial point of view to such holders.

THE FULL TEXT OF THE FAIRNESS OPINION, DATED AS OF FEBRUARY 17, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDER TAKEN IN CONNECTION WITH ITS FAIRNESS OPINION, IS ATTACHED HERETO AS ANNEX B.

     The Fairness Opinion was provided for the information and assistance of the Independent Committee in connection with its consideration of the Offer. It does not constitute a recommendation to any holder of Shares as to whether or not such holder should accept the Offer. The summary of the Fairness Opinion below is qualified by its full text. Shareholders of the Company should read the Fairness Opinion in its entirety.

     In rendering the Fairness Opinion, ING Barings: (i) reviewed the draft Offer to Purchase for cash all outstanding Shares of the Company at $4.05 per Share by the Purchaser, dated February 17, 2000; (ii) reviewed the letter from the Purchaser dated January 24, 2000 outlining the Offer which was filed with the Commission on January 25, 2000 in the Company's Report on Form 6-K;
(iii) reviewed the Company's Annual Reports on Form 20-F for each of the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 and the Company's nine month results ended September 30, 1999 per a press release dated December 14, 1999; (iv) reviewed certain other publicly available information concerning the Company and the trading market for the Common Shares;
(v) reviewed certain internal information and other data relating to the Company, its business and prospects, including forecasts and projections, provided to them by management of the Company; (vi) reviewed certain publicly available information concerning certain other companies engaged in businesses which ING Barings believes to be generally comparable to the Company and the trading markets for certain of such other companies' securities; (vii) reviewed the financial terms of certain recent business combinations which ING Barings believes to be relevant; (viii) interviewed certain officers and employees of the Company concerning the Company's operations, assets, present condition and prospects; and (ix) undertook such other studies, analyses and investigations that ING Barings deemed appropriate.

     ING Barings has relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its Fairness Opinion. In that regard, ING Barings has assumed with the consent of the Independent Committee that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, ING Barings has not made an independent evaluation or appraisal of the assets and liabilities of the Company and has not been furnished with any such evaluation or appraisal. ING Barings notes that the Purchaser owns a majority of the Shares, and that the Purchaser has informed the Independent Committee that the Purchaser will not sell its Shares to any third party. Accordingly, ING Barings was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company.

     Summary of Fairness Analysis. The following is a brief summary of the analyses performed and factors considered by ING Barings in connection with the rendering of the Fairness Opinion and reviewed with the Independent Committee and reviewed with the members of the Supervisory and Management Boards of the Company at their joint meeting on February 17, 2000.

     Historical and Projected Financial Position. In rendering its opinion, ING Barings reviewed and analyzed historical, current and projected financial information of the Company prepared by the Company's management which included
(i) the Company's current and projected balance sheets, (ii) annual income statements and cash flow statements and (iii) operating margins and growth rates. According to information provided by the Company's management, this financial information was adjusted to exclude certain non-recurring expenses and income. The table below sets forth financial information of the Company as provided by management, net of non-recurring expenses (income) in 1997, 1998, 1999 and 2000 of $9.4, ($2.4), ($2.2) and $0.7, respectively.

                                                         FISCAL YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------------------
                                    1997        1998      1999P*      2000P*     2001P*     2002P*     2003P*
                                   -------     ------     -------     ------     ------     ------     ------
                                                                ($ IN MILLIONS)
Revenues.........................  $ 318.2     $354.5     $ 345.3     $385.1     $435.1     $472.7     $522.1
  % growth.......................    (10.0%)     11.4%       (2.6%)     11.5%      13.0%       8.7%      10.4%

GAAP EBITDA......................  $   7.7     $ 34.2     $  24.7     $ 31.0     $ 44.7     $ 59.1     $ 71.3
  % of sales.....................      2.4%       9.6%        7.1%       8.1%      10.3%      12.5%      13.7%

PRO FORMA EBITDA.................  $  17.0     $ 31.8     $  22.5     $ 31.7     $ 44.7     $ 59.1     $ 71.3
  % OF SALES.....................      5.3%       9.0%        6.5%       8.2%      10.3%      12.5%      13.7%

D&A..............................  $  11.5     $ 10.0     $   9.9     $ 10.2     $ 11.5     $ 11.8     $ 12.7
  % of sales.....................      3.6%       2.8%        2.9%       2.6%       2.6%       2.5%       2.4%

Pro Forma EBIT...................  $   5.5     $ 21.9     $  12.5     $ 21.5     $ 33.1     $ 47.3     $ 58.7
  % of sales.....................      1.7%       6.2%        3.6%       5.6%       7.6%      10.0%      11.2%

Net Interest Expense.............  $   8.8     $ 10.3     $  11.4     $ 10.8     $  9.7     $  9.4     $  8.6
  % of sales.....................      2.8%       2.9%        3.3%       2.8%       2.2%       2.0%       1.6%

Tax Expense (Benefit)............  $   3.8     $  6.3     $   1.1     $  9.2     $ 12.2     $ 18.5     $ 23.4
  Effective rate.................       NM       55.1%       96.0%      85.8%      52.2%      48.7%      46.7%

Minority Interest................  $   0.1     ($0.1)     ($ 0.3)     ($0.2)     $  0.0     $  0.0     $  0.0
  % of sales.....................      0.0%        NM          NM         NM        0.0%       0.0%       0.0%

PRO FORMA NET INCOME.............  ($ 7.1)     $  5.1     ($ 0.3)     $  1.4     $ 11.2     $ 19.5     $ 26.7
  % GROWTH.......................       NM         NM          NM         NM      730.5%      73.6%      36.9%

Diluted EPS......................  ($0.35)     $ 0.25     ($0.01)     $ 0.07     $ 0.55     $ 0.95     $ 1.30

------------------
 * 1999-2003 forecasts per Company management as of February 11, 2000. Pro forma data has been adjusted to exclude non-recurring expenses and income.

NM--Not material.

     Historical Stock Price Performance. ING Barings reviewed and analyzed the daily closing per share market prices and trading volume for the Shares of the Company in the periods between (i) February 11, 1999 and February 11, 2000 ("Period 1") and (ii) February 11, 1997 and February 11, 2000 ("Period 2"). In addition, ING Barings compared the movement of such daily closing prices with the movement of the Standard & Poor's 500 composite average (the "S&P 500") and the movement of a rail supply equipment composite average (consisting of ABC-NACO, Inc., The Greenbriar Companies, Inc., Harmon Industries, Inc., Trinity Industries, Inc., Railworks Corporation and Wabtec Corporation (collectively, the "Rail Supply Companies")) over Period 1. This information was presented to give the Independent Committee background information regarding the stock price performance of the Company over the periods indicated. ING Barings noted that, on a relative basis, the Shares of the Company underperformed both the S&P 500 and the rail supply equipment composite average in Period 1 until the final four trading days leading to the announcement of the Purchaser's initial offer to purchase the outstanding shares of the Company. In addition, the fact that the cash tender offer price (the "Cash Offer Price") exceeded the price per share at which the Shares traded during the majority of Period 1 and the overall decline of the price per Share during Period 2 were consistent with a determination that the cash tender offer price was fair to the minority shareholders of the Company.

     Analysis of Certain Other Publicly Traded Companies. ING Barings compared certain financial information and commonly used valuation measurements for the Company to corresponding information for the Rail Supply Companies which were selected as comparable publicly traded companies in the rail supply equipment industry. Such financial information included, among other things, (i) common equity market valuation ("Equity Value"); (ii) operating performance;
(iii) ratios of Equity Value as adjusted for debt and cash ("Enterprise Value") to revenues, earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT") and the ratios of common equity market prices per share ("Market Price") to earnings per share ("EPS"), each for the latest reported 12-month period as derived from publicly available information and the projected periods for the fiscal years ended 1999 and 2000; and (iv) the ratios of Equity Value to book value and tangible book value. The ratios set forth above were calculated using closing stock prices as of February 11, 2000. In the case of the Company, ING Barings computed such ratios using the average closing per Share market prices for the Company for the 30-day period ended January 21, 2000 (the "Pre-Announcement Price"), the Company's Equity Value as implied by the Pre-Announcement Price (the "Pre-Announcement Equity Value") and the Company's Enterprise Value as implied by the Pre-Announcement Price (the "Pre-Announcement Enterprise Value"). ING Barings also computed such ratios for the Company using the Cash Offer Price, the Company's Equity Value as implied in the Offer (the "Offer Equity Value") and Enterprise Value as implied in the Offer (the "Offer Enterprise Value"), where each was appropriate. The financial information used in connection with the multiples of the Rail Supply Companies provided below was based on the latest reported 12-month period as derived from publicly available information and on forecast results for calendar years 1999 and 2000 as provided by brokerage security analysts, where available, and First Call (an industry provider of earnings estimates based on an average of earnings estimates published by various brokerage firms). Each range of multiples provided below excludes the high and low multiples of the Rail Supply Companies.

     ING Barings noted that:

     o the multiple of Pre-Announcement Enterprise Value to trailing 12-month revenues was 0.49x for the Company (and the multiple of Offer Enterprise Value to trailing 12-month revenues was 0.59x), compared to a range of 0.54x to 0.78x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Enterprise Value to estimated 1999 revenues was 0.51x for the Company (and the multiple of Offer Enterprise Value to estimated 1999 revenues was 0.61x), compared to a range of 0.54x to 0.88x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Enterprise Value to estimated 2000 revenues was 0.46x for the Company (and the multiple of Offer Enterprise Value to estimated 2000 revenues was 0.55x), compared to a range of 0.51x to 0.72x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Enterprise Value to trailing 12-month EBITDA was 6.4x for the Company (and the multiple of Offer Enterprise Value to trailing 12-month EBITDA was 7.6x), compared to a range of 4.5x to 7.3x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Enterprise Value to estimated 1999 EBITDA was 7.8x for the Company (and the multiple of Offer Enterprise Value to estimated 1999 EBITDA was 9.4x), compared to a range of 4.5x to 7.3x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Enterprise Value to estimated 2000 EBITDA was 5.5x for the Company (and the multiple of Offer Enterprise Value to estimated 2000 EBITDA was 6.6x), compared to a range of 3.9x to 5.0x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Enterprise Value to trailing 12-month EBIT was 9.9x for the Company (and the multiple of Offer Enterprise Value to trailing 12-month EBIT was 11.9x), compared to a range of 6.0x to 14.8x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Enterprise Value to estimated 1999 EBIT was 14.0x for the Company (and the multiple of Offer Enterprise Value to estimated 1999 EBIT was 16.8x), compared to a range of 5.9x to 8.9x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Enterprise Value to estimated 2000 EBIT was 8.1x for the Company (and the multiple of Offer Enterprise Value to estimated 2000 EBIT was 9.8x), compared to a range of 5.1x to 7.0x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Price to trailing 12-month EPS was 14.7x for the Company (and the multiple of the Cash Offer Price to trailing 12-month EPS was 25.6x), compared to a range of 6.8x to 20.5x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Price to estimated 1999 EPS was not meaningful as estimated 1999 EPS is ($0.01) for the Company;

     o the multiple of Pre-Announcement Price to calendar year 2000 EPS was 35.3x for the Company (and the multiple of the Cash Offer Price to calendar year 2000 EPS was 61.3x) compared to a range of 6.5x to 8.2x for the Rail Supply Companies;

     o the multiple of Pre-Announcement Equity Value to common equity book value was 0.46x for the Company (and the multiple of Offer Equity Value to common equity book value was 0.79x), compared to a range of 0.90x to 1.95x for the Rail Supply Companies; and

     o the multiple of Pre-Announcement Equity Value to tangible book value was 0.68x for the Company (and the multiple of Offer Equity Value to tangible book value was 1.18x), compared to 2.54x for the Rail Supply Companies.

     Based on the foregoing comparisons, ING Barings noted that the multiples implied in the Offer were generally within the ranges of trading multiples for the Rail Supply Companies and that this fact supported a determination that the Cash Offer Price was fair to the minority shareholders of the Company.

     Analysis of Selected Precedent Transactions. ING Barings reviewed the financial terms, to the extent publicly available, of fifteen completed mergers and acquisitions since January 1, 1998 in the rail equipment and services industry (the "Rail Supply Transactions"). ING Barings calculated various financial multiples based on certain publicly available information for each of the Rail Supply Transactions and compared them to corresponding financial multiples for the Offer, based on the Offer Equity Value and the Offer Enterprise Value. Each range of multiples provided below excludes the high and low multiples of the Rail Supply Transactions. ING Barings noted that the multiple of Offer Enterprise Value to trailing 12-month revenues was 0.59x compared to a range of 0.36x to 1.41x for the Rail Supply Transactions; the multiple of Offer Enterprise Value to trailing 12 month EBITDA was 7.6x compared to a range of 6.0x to 7.4x for the Rail Supply Transactions; the multiple of Offer Enterprise Value to trailing 12-month EBIT was 11.9x compared to a range of 6.7x to 12.0x for the Rail Supply Transactions. ING Barings noted that all multiples for the Rail Supply Transactions were based on information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the transactions occurred, and that because many of the acquired companies in the Rail Supply Transactions were privately held or subsidiaries or divisions of other companies at the time of the announcement of such transaction, information relating to these acquired companies was therefore limited. ING Barings noted that based on the foregoing comparisons, and subject to the limitations of its review (including those noted in the previous sentence), the multiples implied in the Offer were within or exceeded the ranges of multiples implied in the Rail Supply Transactions and that this fact supported a determination that the Cash Offer Price was fair to the minority shareholders of the Company.

     Discounted Cash Flow Analysis. ING Barings performed discounted cash flow analyses for the Company using financial projections for years 2000 through 2003 provided by the management of the Company. ING Barings aggregated the present value of the cash flows from 2000 through 2003 with the present value of a range of terminal values. The terminal values were computed using a multiple of projected EBITDA in calendar year 2003 and a range of terminal multiples of 4.5x to 5.5x. All cash flows were discounted at rates ranging from 12.0% to 14.0%. ING Barings arrived at such discount rates based on its judgment of the weighted average cost of capital of selected publicly traded rail supply companies, and arrived at such terminal values based on its review of the trading characteristics of the common stock of selected publicly traded rail supply companies. This analysis indicated a range of values for the Shares of $2.80 to $5.76 per share. ING Barings noted that the Cash Offer Price was within the valuation range and that this fact supported a determination that the Cash Offer Price was fair to the minority shareholders of the Company.

     Relevant Market and Economic Factors. In rendering its opinion, ING Barings considered, among other factors, the condition of the U.S. equity market and the current level of economic activity, particularly in the rail supply industry. No company used in the analysis of certain other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to the Company or to the transaction. In addition, ING Barings believes that both the analysis of certain other publicly traded companies and the analysis of selected mergers and acquisitions are not simply mathematical. Rather, such analyses must take into account differences in the financial and operating characteristics of these companies and other factors, such as general economic conditions, conditions in the markets in which such companies compete and strategic and operating plans for such companies, that could affect the public trading value and acquisition value of these companies.

     While the foregoing summary describes the analyses and factors that ING Barings deemed material in its presentation to the Independent Committee, it is not a comprehensive description of all analyses and factors considered by ING Barings. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. ING Barings believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Fairness Opinion. In performing its analyses, ING Barings considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The analyses performed by ING Barings are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold.

     In connection with the preparation and delivery of the Fairness Opinion, ING Barings has been paid a fee of $450,000 by the Company.

4. PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Purchaser to acquire control of the Company's Supervisory Board and Management Board and the entire equity interest in the Company. Over the last few years, a variety of alternatives have been considered by the Purchaser and the Company's management to increase shareholder value, while at the same time to enhance the operations, results and business prospects of the Company. After consideration of various alternatives, increased competition in the Company's industry and the limited public float of Shares, the Purchaser and the Company concluded that it was unlikely that any meaningful improvement in share value or liquidity of the Company would occur in the foreseeable future. The Company and the Purchaser concluded that, as a private company, Ansaldo Signal would have greater flexibility to invest in its future, realign business relationships with the Purchaser, Parent and other affiliates of the Purchaser and allow senior management of the Company to focus on the long-term interests of the Company without concern for the impact that any action might have on operating results or share price of the Company. The Purchaser sees the Offer as an opportunity to create value for the shareholders of Ansaldo Signal through a premium purchase price.

5. PLANS FOR THE COMPANY

     The Purchaser shall seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. See "THE OFFER--Section 7--Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration".

     It is presently expected that, following the Offer, the Company will continue to be operated as a separate subsidiary, as the Purchaser is currently actively engaged in the integration of the activities of another railway transportation company, Breda Costruzioni Ferroviarie S.p.A. The Purchaser will continue to evaluate the business and operations of the Company during the pendency and after the consummation of the Offer. As a result of such continuing evaluation, the Purchaser may take further actions as it deems appropriate under the circumstances then existing. Such actions could include, among other things, changes in the Company's corporate structure, capitalization or dividend policy and other actions which the Purchaser deems advisable to maximize the value of the Company's business and operations (including changes in the Supervisory Board).

     If the Purchaser does not acquire the entire equity interest in the Company upon consummation of the Offer, at such time as the Purchaser acquires at least 95% of the share capital of the Company, the Purchaser may pursue a Compulsory Acquisition of any remaining minority Shares pursuant to Dutch law, as described below.

     In addition to a Compulsory Acquisition, the Purchaser may, concurrently with or as soon as possible after the consummation of the Offer, pursue further integration transactions of the Company into the Parent's corporate structure which may include, without limitation, (i) the sale and transfer by the Company or any of its subsidiaries of all or part of the assets of the Company or any of its subsidiaries to the Purchaser or any affiliates of the Purchaser and
(ii) the consummation by the Company and one or more Dutch subsidiaries of the Purchaser or an affiliate of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code (the "DCC").

     Following the consummation of the Offer, the Purchaser may from time to time purchase Shares, subject to Dutch law and other applicable law, in regular stock exchange trading at market prices then prevailing. Such prices may be higher or lower than the Offer Price.

     There can be no assurance, however, that the Purchaser will undertake any of the actions described above or that Holders who do not tender their Shares pursuant to the Offer will receive any consideration for their Shares from the Purchaser at any subsequent time.

     Section 2:92a of the DCC contains a procedure for the compulsory acquisition of shares owned by minority shareholders of a "naamloze vennootschap" or "N.V.", a limited liability company such as the Company. As soon as the Purchaser and its affiliates, other than the Company, hold for their own account at least 95% of the issued share capital of the Company, the Purchaser and such affiliates may institute proceedings against the other shareholders (the "Minority Shareholders") of the Company, in accordance with
Section 2:92a of the DCC, in order to force those Minority Shareholders to transfer their Shares to the Purchaser (a "Compulsory Acquisition"). The Compulsory Acquisition may be initiated at any time upon fulfillment of the 95% ownership condition. The proceedings are instituted by means of a writ of summons served upon each of the Minority Shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The proceedings are held before the Enterprise Division of the Court of Appeals in Amsterdam, The Netherlands (the "Enterprise Division"). The Enterprise Division may render the following judgments:

          (i) deny the claim for compulsory acquisition in relation to all Minority Shareholders if it is established that (a) one or more Minority Shareholders will incur considerable financial loss by the forced transfer of their Shares that would not be compensated by the fixed price for their Shares, (b) one or more Minority Shareholders holds one or more shares in which, according to the Company's articles of association (the "Company Articles"), a special control right regarding the Company is vested, or
     (c) the plaintiffs have waived their rights to institute these proceedings vis-a-vis one or more of the Minority Shareholders; or

          (ii) if the claim is not denied, (a) appoint one or three auditors to advise the Enterprise Division as to the price to be paid for the Minority Shareholders' Shares after which the Enterprise Division will fix such price or (b) fix the price to be paid for the Shares of the Minority Shareholders if the Enterprise Division does not deem it necessary to appoint auditors (for instance, if the plaintiffs have already provided the Enterprise Division with sufficient evidence that the price offered is reasonable); or

          (iii) if the claim is not denied, award the claim for compulsory acquisition by way of an order to the Minority Shareholders to transfer their shares, as well as an order to the plaintiffs to pay the Minority Shareholders the price fixed (with interest) against transfer of their unencumbered shares.

     If the Enterprise Division fixes the price to be paid for the Shares of the Minority Shareholders, such price shall be increased by the statutory interest rate applicable in The Netherlands (at present 6% per annum) for the period from a date determined by the Enterprise Division to the date of payment of the price. However, any dividends or other distributions made by the Company to its shareholders during that period will be deemed to be partial payments towards the price fixed. Minority Shareholders have no appraisal rights other than the determination by the Enterprise Division described above.

     The Minority Shareholders will only be required to transfer their Shares, against payment of the price set by the Enterprise Division, once a final, nonappealable judgment described in clause (iii) above has been obtained. The plaintiffs will notify the Minority Shareholders of the date and place of payment for the Shares and the price to be paid for the Shares by notification sent directly to the Minority Shareholders whose addresses are known and by means of an advertisement in a national daily newspaper in The Netherlands. The plaintiffs may also pay the price for the Minority Shareholders' Shares, inclusive of interest accrued thereon, in escrow to the State of The Netherlands. By this payment, the plaintiffs become the holders of the Shares by operation of law subject to the same notice obligations. Any encumbrance on any Shares for which payment in escrow has been made will be released from such Shares and will transfer to the funds paid for such shares. At such time, the Minority Shareholders would cease to have any rights in their Shares, including with respect to voting thereof. Their only right will be the right to receive payment therefor upon proper transfer of their Shares.

BECAUSE THE COMPULSORY ACQUISITION WOULD REQUIRE A COURT PROCEEDING AND POSSIBLE EXPERT VALUATION, RECEIPT OF FUNDS COULD BE SUBSTANTIALLY DELAYED, AND THE PRICE PAID IN A COMPULSORY ACQUISITION COULD BE MORE OR LESS THAN THE OFFER PRICE.

6. POSITION OF PURCHASER REGARDING FAIRNESS OF THE OFFER

     Purchaser believes that the consideration to be received by the shareholders pursuant to the Offer is fair. Purchaser bases its belief on the following facts:

     o the fact that the Independent Committee concluded that the Offer is fair to, and in the best interests of, the shareholders;

     o the belief of the Purchaser's financial advisor, Schroder & Co. Inc., that a cash consideration of $4.05 per Share of the Company constitutes a full and fair price;

     o notwithstanding the fact that the Fairness Opinion of ING Barings was provided solely for the information and assistance of the Independent Committee and the Company's Management and Supervisory Boards, and that the Purchaser is not entitled to rely upon such opinion, the fact that the Independent Committee received a Fairness Opinion from ING Barings that the $4.05 per share in cash to be received by the shareholders pursuant to the Offer is fair, from a financial point of view, to the shareholders;

     o the historical and projected financial performance of the Company;

     o the consideration paid in the Offer represents a premium of approximately 62% over the per Share closing price for January 19, 2000 and approximately 98% over the weighted average price of the Shares during the month of December 1999; and

     o the Offer will provide consideration to be paid to the shareholders entirely in cash.

     The Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Offer.

                                   THE OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered, and not withdrawn, prior to the Expiration Date. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on March 20, 2000, unless and until Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is not conditioned upon a minimum number of shares being tendered or upon the receipt of financing by the Purchaser. Section 12 sets forth in full the conditions to the Offer. If any of the conditions set forth in Section 12 shall not have been met or shall be determined by Purchaser not to have been met prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated), subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

     The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within Purchaser's sole discretion, which determinations will be final and binding. See "THE OFFER, Section 1--Terms of the Offer and Section 12-- Conditions to the Offer."

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book- Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and
(iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. UPON THE DEPOSIT OF FUNDS WITH THE DEPOSITARY FOR THE PURPOSE OF MAKING PAYMENTS TO TENDERING SHAREHOLDERS, THE PURCHASER'S OBLIGATION TO MAKE SUCH PAYMENT SHALL BE SATISFIED, AND TENDERING SHAREHOLDERS MUST THEREAFTER LOOK SOLELY TO THE DEPOSITARY FOR PAYMENT OF AMOUNTS OWED TO THEM BY REASON OF THE ACCEPTANCE FOR PAYMENT OF SHARES PURSUANT TO THE OFFER.

     If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at a Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDER ING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market, operated by the National Association of Securities Dealers, Inc., is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message) the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser, and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after February 18, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     BACKUP WITHHOLDING TAX. UNDER THE BACKUP WITHHOLDING TAX PROVISIONS OF FEDERAL INCOME TAX LAW, UNLESS A TENDERING HOLDER OF SHARES SATISFIES THE CONDITIONS DESCRIBED IN INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL OR IS OTHERWISE EXEMPT, THE CASH PAYABLE TO SUCH HOLDER IN THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING TAX AT A RATE OF 31%. TO PREVENT BACKUP WITHHOLDING TAX, EACH TENDERING HOLDER SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 PROVIDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 TO THE LETTER OF TRANSMITTAL.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 17, 2000. If the Purchaser announces a subsequent offering period as provided in Rule 14d-11 of the Exchange Act, any Shares tendered during such period may not be withdrawn if they are immediately accepted and promptly paid for by the Purchaser.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book- Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered by again following one of the procedures described in
Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, the Information Agent, Schroders or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES

  United States Federal Income Tax Consequences.

     The following is a general summary of the principal United States federal income tax consequences to a United States Holder of the receipt of cash in exchange for Shares pursuant to the Offer. This summary does not discuss all aspects of United States federal income taxation which may be applicable to a particular United States Holder in light of its individual circumstances. This summary applies only to Shares held as capital assets and does not address aspects of United States federal income taxation that may be applicable to United States Holders that are subject to special tax rules, such as insurance companies, tax-exempt organizations, financial institutions, dealers or traders in securities or currencies, United States Holders that hold Shares as part of a position in a straddle or as part of a hedging, conversion or integrated transaction or other arrangement involving more than one position for United States federal income tax purposes, United States Holders that acquired Shares in connection with the performance of services, United States Holders that have a principal place of business or "tax home" outside the United States or United States Holders that have a "functional currency" other than the United States dollar.

     For purposes of this summary, a "United States Holder" is a beneficial owner of Shares, that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof (including the District of Columbia) or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations, administrative pronouncements and judicial decisions, each as in effect as of the date hereof.

     Tender of Common Shares Pursuant to the Offer. The receipt of cash in exchange for Shares by a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a United States Holder will recognize gain or loss equal to the difference between the amount realized from the sale of Shares and the United States Holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States Holder's holding period for such Common Shares exceeds one year.

     Gain realized by a United States Holder on the sale or exchange of the Shares generally will be treated as United States-source gain, and, under recently-promulgated regulations, loss realized by a United States Holder on the sale or exchange of the Shares generally will be treated as United States-source loss, for foreign tax credit purposes.

     Backup Withholding Tax. As noted in "THE OFFER, Section 3--Procedure for Tendering Shares," a United States Holder (other than an "exempt recipient," including a corporation) that receives cash in exchange for its Shares in the Offer may be subject to backup withholding tax at a rate of 31%, unless such United States Holder provides its taxpayer identification number and certifies that it is not subject to backup withholding tax by submitting a completed Substitute Form W-9 to the Depositary. Backup withholding tax is not an additional tax and may be credited against a United States Holder's federal income tax liability, provided that correct information is provided to the Internal Revenue Service. Accordingly, each United States Holder should complete, sign and submit the Substitute Form W-9 included as part of the Letter of Transmittal in order to avoid the imposition of backup withholding tax.

     The United States federal income tax discussion set forth above is included for general information only and is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly retroactively). United States Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

  Dutch Tax Consequences.

     The following general summary of material Dutch tax consequences does not address the treatment of a Holder who has a substantial interest or deemed substantial interest (as such terms are defined by statute) in the Company, or the Dutch tax consequences due to the application of a special regime, such as the tax-exempt status of qualifying pension funds. Furthermore, the summary does not address the Dutch tax consequences to holders of stock options of the Company, nor the Dutch tax consequences of post-closing dividends. The description is limited to the material tax implications of the sale pursuant to the Offer for a Holder who is not a resident or is not deemed to be resident in The Netherlands for purposes of the relevant tax codes.

     The summary is based upon tax laws and published case law of The Netherlands as in effect on the date of this Offer, which are subject to change (possibly retroactively). This summary does not purport to be a complete analysis of all potential Dutch tax effects in relation to the Offer. Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them.

     Tender of Common Shares Pursuant to the Offer. A holder of Shares who is not resident or is not deemed to be resident in The Netherlands (a "Non-Dutch Shareholder") will not be subject to any Dutch taxes on income or capital gains arising on the disposal of Shares pursuant to the Offer, provided that:

          (a) such Non-Dutch Shareholder does not have an enterprise or an interest in an enterprise which is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands and to which enterprise or part of an enterprise the Shares are attributable or, in the event that the Shares are attributable to such enterprise, or such part of an enterprise, the Non-Dutch Shareholder is subject to Dutch corporate income tax and such income or capital gain is exempt under the so-called "participation exemption"; or

          (b) such Non-Dutch Shareholder is not entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands other than by way of securities or through an employment contract, the Shares being attributable to such enterprise.

     The payment of cash consideration for Shares in the Offer may be made free of any withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

     No Dutch registration tax, transfer tax, stamp duty or any similar documentary tax or duty will be payable in The Netherlands in respect of or in connection with the disposition of the Shares.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded through the Nasdaq National Market under the symbol "ASIGF". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported closing sales price per Share on the Nasdaq National Market.

                                                                                                 COMMON STOCK
                                                                                             --------------------
                                                                                               HIGH        LOW
                                                                                             --------    --------
Fiscal Year Ended December 31, 1997
  First Quarter...........................................................................   $7.750      $6.250
  Second Quarter..........................................................................    6.750       4.375
  Third Quarter...........................................................................    5.500       3.750
  Fourth Quarter..........................................................................    5.500       3.125

Fiscal Year Ended December 31, 1998
  First Quarter...........................................................................   $5.500      $3.125
  Second Quarter..........................................................................    4.875       3.625
  Third Quarter...........................................................................    4.500       2.563
  Fourth Quarter..........................................................................    4.500       2.313

Fiscal Year Ended December 31, 1999
  First Quarter...........................................................................   $4.250      $3.000
  Second Quarter..........................................................................    4.125       3.125
  Third Quarter...........................................................................    3.125       2.500
  Fourth Quarter..........................................................................    2.938       1.688

Fiscal Year Ending December 31, 2000
  First Quarter (through February 17, 2000)...............................................   $4.000      $2.219

     On January 19 and 20, 2000, the last two full trading days prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $2.50 and $3.75, respectively, per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION.

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which requires that there be at least 750,000 shares publicly held, with a market value of at least $5,000,000, held by at least 400 shareholders of round lots. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade as a Nasdaq SmallCap stock or otherwise in the over-the-counter market and that prices or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. As of January 31, 2000, the Company had 30 shareholders of record. If registration is terminated, the Shares would no longer be eligible to be quoted on the Nasdaq Stock Market. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the requirement of filing an annual report on Form 20-F with the Commission, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Purchaser shall seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The Purchaser does not assume responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

     The Company is a worldwide supplier of signaling, automation and control systems, related products and services. The Company offers a variety of management functions for railroad and mass transit operations, including:

     o Automatic train control and automatic train protection systems for rail based mass transit and railroads, including high speed lines, to provide safe train operation;

     o Automatic train operation systems for rail based mass transit and railroads, including high speed lines, to automate non-vital supplementary processes;

     o Centralized traffic control ("CTC") systems, network management control systems, and other operations management systems to provide efficient train operations;

     o Automatic train supervision systems for rail based mass transit to integrate all supervisory functions of system operation, including CTC, wayside signaling, automatic vehicle identification and voice and data communications, and to interface with existing supervisory control and data acquisition systems;

     o Marshalling/classification yard control systems;

     o Wayside and onboard instrumentation and other products that are essential elements of the Company's systems; and

     o Related services such as engineering design, maintenance and training.

     The Company serves customers throughout the world in the railroad and rail mass transit industries. Its systems, products and services are designed to enhance the safety, productivity and efficiency of its customers' operations by providing system wide control, discrete segment control and management information. The Company's state-of-the-art technologies incorporate software and fail-safe design into computerized controllers, workstations and other devices. These devices measure, monitor and manage numerous variables and conditions to help customers achieve optimal safety and efficiency. The Company has developed a large installed base of its systems from which it is able to derive revenues through additional direct sales and installation, as well as the sale of upgrades, enhancements, replacement parts and services.

     The Company operates primarily through three principal subsidiaries that accounted for approximately 97% of the Company's revenues in 1998 and approximately 92% of the Company's revenues in 1999. The three main subsidiaries are:

     o Ansaldo Segnalamento Ferroviario S.p.A. ("ASF"), an Italian corporation with facilities in Genoa, Naples, Tito and Torino;

     o CSEE Transport S.A. ("CSEE"), a French corporation with facilities in Paris and Riom; and

     o Union Switch & Signal Inc. ("US&S"), a Delaware corporation with facilities in Pittsburgh, Pennsylvania and Batesburg, South Carolina.

     The Company's other subsidiaries are Union Switch & Signal Pty. Ltd., an Australian corporation with facilities in Brisbane, Perth and Kuala Lumpur; AT Signal Systems AB ("ATSS"), a Swedish corporation with facilities in Spanga; AT Signalling (Ireland) Ltd. ("ATI"), an Irish corporation with facilities in Tralee; and Union Switch & Signal Pvt. Ltd., an Indian company with facilities in Bangalore.

     Related Party Transactions. In the ordinary course of business, the Company and the Purchaser or Parent have from time to time entered into various business transactions and agreements. The following is a summary of the transactions that occurred during the past two years between the Purchaser or Parent and the Company.

     Products. The Company provides certain products and related services to the Purchaser. Such transactions, which generally were effected on terms comparable to those available in transactions with unaffiliated parties, have ranged from sales of discrete component products for use by the Purchaser in railway and transit applications to acting as a subcontractor for the Purchaser on certain systems contracts, principally in Europe. US&S's revenue from such transactions for the years ended December 31, 1999 and 1998 amounted to $14,629,000 and $10,492,000, respectively.

     ASF's revenue from such transactions for the years ended December 31, 1999 and 1998 amounted to $8,355,000 and $17,047,000, respectively.

     Head Office Services and Facilities. ASF obtains virtually all of its head office services, including central administrative staff functions, human relations, legal, planning, management information services, accounting and central purchasing, from the Purchaser. ASF has also leased from the Purchaser the space it currently occupies in Naples and Genoa. The agreements for such services and facilities are renewed annually unless terminated by either party. The annual costs for such services in 1999 and 1998 were $6,618,000 and $8,463,000, respectively.

     Credit Facilities. The Purchaser and Parent have historically provided the Company with certain financial support. The Company has substantial borrowings from the Purchaser and Cofiri S.p.A. ("Cofiri"), an affiliate of the Purchaser, whose loans were supported by a comfort letter from each of the Purchaser and Parent. Most of such borrowings are payable on demand. The Company's borrowings from the Purchaser at the end of 1999 and 1998 were $20,056,000 and $26,282,000, respectively, and from Cofiri were $39,900,000 and $50,000,000, respectively. In 1999 and 1998, the Company paid interest to the Purchaser at approximately 7% per annum at year end and aggregating $1,458,000 and $500,000, respectively, for such years. In 1999 and 1998, the Company paid interest to Cofiri at, respectively, 7% and 6.6% per annum at year end and aggregating $3,007,000 and $2,700,000, respectively, for such years. In December 1999, the Company entered into a new $24,962,000 revolving facility agreement with a subsidiary of the Parent. The agreement provides for interest at the rate of Euribor plus 0.87% and amounts drawn thereunder are payable five days after demand. At
December 31, 1999, this facility was 100% utilized, but the interest accrued for 1999 under this facility was not material.

     Credit and Bonding Support. The Parent has also provided indemnification to issuers of performance bonds or letters of credit for the benefit of the Company in connection with major contracts, as well as other credit enhancement. Such services include for US&S guaranteeing a $300,000,000 performance bonding facility (of which $145,500,000 was utilized at December 31, 1999 and $107,993,000 at December 31, 1998). Such services for the other subsidiaries of the Company include supporting bid, advance payment, performance and retention bonding ($79,877,000 and $71,639,000 outstanding exposure at the end of 1999 and 1998, respectively). The fee for such support is 1.0 percent per annum of the aggregate principal amount of credit enhanced by the Parent and 0.50 percent per annum of any bond or letter of credit for which the Parent provides an indemnity. For the years ended December 31, 1999 and 1998, fees were $1,000,000 and $600,000, respectively.

     Selected Financial Information. Set forth below are certain selected consolidated financial data for the Company for each of the last three fiscal years, which were derived from prior years' annual reports. More comprehensive financial information is included in the annual reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission. The following financial data is qualified in its entirety by reference to such annual reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the Commission by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the EDGAR System.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                1998         1997         1996
                                                                              ---------    ---------    ---------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                        SHARE AMOUNTS)
SUMMARY OF OPERATIONS*
Revenue....................................................................   $ 354,532    $ 318,225    $ 353,500
Gross profit...............................................................      77,082       54,951       56,880
Operating income (loss)....................................................      22,372       (3,525)     (35,327)
Net income (loss)..........................................................       6,522      (12,678)     (38,895)
Basic and diluted income (loss) per share..................................        0.32        (0.62)       (1.90)

BALANCE SHEET DATA
Current assets.............................................................   $ 379,776    $ 343,405    $ 354,066
Non-current assets.........................................................      92,816      113,761      133,441
Current liabilities........................................................     259,633      253,601      248,315
Non-current liabilities....................................................     100,585      101,013      113,522
Shareholders' equity.......................................................     112,374      102,552      125,670

------------------

* Operating results for 1997 include a benefit of $1,584 for the reversal of previously accrued reorganization costs and for 1996 includes charges of $17,288 for reorganization costs and $15,144 for the write-off of acquired in process research and development costs.

     The Company's book value per share was $5.15 and $5.49 at September 30, 1999 and December 31, 1998, respectively.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Parent. The Parent owns and operates a diverse portfolio of industrial assets (the "Finmeccanica Group"). The Parent is controlled by IRI-Istituto per la Ricostruzione Industriale S.p.A. ("IRI"), a company wholly-owned by the Italian Ministry of the Treasury. The Finmeccanica Group is one of the leading industrial groups in Italy, designing and manufacturing products ranging from aircraft, helicopters, satellites, missile systems and radar to power generation, rolling stock and signaling systems.

     The Parent operates through a number of business segments and subsidiaries which operate with varying degrees of autonomy. The Parent's principal business segments and operating subsidiaries and divisions are as follows:

SUBSIDIARIES AND DIVISIONS                             BUSINESS SEGMENT
-----------------------------------------------------  -----------------------------------------------------
Alenia Aeronautica                                     Aeronautics

Alenia Spazio                                          Space

Agusta                                                 Helicopters

Alenia Difesa                                          Defence

Ansaldo Trasporti; Ansaldo Signal; and                 Transportation
  Breda Costruzioni Ferroviarie

Ansaldo Energia                                        Energy

     The principal offices of Parent are located at Piazza Monte Grappa 4, 00195 Rome, Italy. The telephone number of Parent at such location is 011
(39) 6-32473-1. The Parent is not subject to the informational filing requirements of the Exchange Act.

     For certain information concerning the executive officers and directors of Parent, see Annex A.

     Neither Parent, nor, to the best knowledge of Parent, any of the executive officers and directors of Parent listed on Annex A, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares other than the Shares held by the Purchaser as described below and 3,000 Shares owned by one executive officer of the Parent as set forth in Annex A. Neither Parent nor, to the best of knowledge of Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, Parent does not have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Purchaser. The Purchaser is engaged in the design, construction and supply of railway and mass transit vehicles and electrified transport systems. The Purchaser is a leading supplier to the Italian rolling stock and rail and urban transit market and one of the major international operators in the sector. The Company was formed on November 13, 1996 to combine the railway signaling and automation business investments of the Purchaser.

     The principal offices of Purchaser are located at Via Nuova delle Brecce 260, 80147 Naples, Italy. The telephone number of Purchaser at such location is 011 (39) 81-5650-111. The Purchaser is not subject to the informational filing requirements of the Exchange Act.

     For certain information concerning the executive officers and directors of Purchaser, see Annex A.

     Except as set forth below, neither Purchaser, nor, to the best knowledge of Purchaser, any of the executive officers and directors of Purchaser listed on Annex A, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares. Neither Purchaser nor, to the best of knowledge of Purchaser, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days except as set forth in the following paragraph.

     At the time the Purchaser assumed the majority control of CSEE then held by La Compagnie des Signaux S.A. ("CS") in June 1996, CS agreed to sell to the Purchaser its remaining shares in CSEE. CS agreed to accept Shares in the Company, which had not yet been formed, as payment for its shares in CSEE provided that it have the right to put such Shares to the Purchaser for a fixed amount. CS also agreed to give the Purchaser an option to acquire such Shares at the same price, which option expired in June 1998. Pursuant to such agreements, CS and the Purchaser entered into a Put-Call Option Agreement, dated as of December 11, 1996 (as extended and amended in October 1998 and February 1999), when the Company was capitalized, pursuant to which CS had the right, exercisable between December 30, 1999 and June 30, 2000, to sell to the Purchaser 2,000,000 Shares at a purchase price of FF 119,823,055. As CS declined to extend again its put, on December 30, 1999 CS exercised its put right, resulting in the Purchaser being required to acquire an additional 2,000,000 Shares on such date, bringing the aggregate amount of its ownership to 16,711,250 Shares, or approximately 81.7% of the outstanding Shares of the Company.

     The Purchaser does not currently have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies except for the credit agreements and guarantees described in "THE OFFER, Section 8--Certain Information Concerning the Company--Related Party Transactions" and the option agreement, preemptive rights agreement and registration rights agreement described below.

     Option Agreement. The Purchaser entered into an option agreement with the Company pursuant to which the Company granted to the Purchaser the option to purchase all of the authorized priority shares of the Company for a purchase price equal to the aggregate nominal value of such shares. Such option may be exercised in the event that an unrelated third party acquires or announces a tender offer seeking 20% or more of the outstanding common shares. In the event that the Purchaser acquires the priority shares, the Purchaser would be entitled to nominate the members of the Supervisory Board and Management Board of the Company. Although such nominations would not be binding on the holders of common shares, a resolution appointing a different candidate would require the approval of a majority of at least two thirds of the votes cast at a General Meeting of Ansaldo Signal shareholders, which majority represents more than one-half of the issued share capital. If the Purchaser acquires the priority shares and still holds at least one-third of the outstanding common shares, it would be able to make nominations of the members of the Company's Supervisory Board and Management Board. The Purchaser has agreed that, in the event that it acquires the priority shares and, subsequently, its holdings of common shares fall below 25% of the outstanding common shares, the Company may repurchase the priority shares for no consideration.

     Preemptive Rights Agreement. Pursuant to the terms of a preemptive rights agreement (the "Preemptive Rights Agreement") entered into between the Company and the Purchaser, the Purchaser shall be granted the right, notwithstanding any shareholder directive to the contrary, to purchase its pro rata share (based upon the Purchaser's then current level of equity ownership in the Company) of any issuances of common shares or other equity securities, or securities convertible into or granting a right to purchase any such equity securities, to third parties in the future. Such purchases shall be made on the same terms and conditions as any third-party transaction that gives rise to the Purchaser's right to make such purchase. The Preemptive Rights Agreement will expire at such time as the Purchaser beneficially owns securities representing less than 30% of the combined voting power of all issued and outstanding common shares and other voting securities of the Company. By virtue of such agreement, the Purchaser will be able to maintain a controlling interest in the Company. The Purchaser's rights under the Preemptive Rights Agreement are transferable to any affiliate of the Purchaser, including the Parent.

     Registration Rights Agreement. Pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement") entered into between the Company and the Purchaser, the Purchaser will have the right to require the Company to register for public offering and sale all or a portion of the Company's common shares held by the Purchaser from time to time (subject to certain limitations) on a maximum of three occasions until such time as the Purchaser beneficially owns less than 5% of the issued and outstanding common shares of the Company. In addition, during the term of the Registration Rights Agreement, the Purchaser will have the right to participate in any registration of common shares initiated by the Company, subject to certain limitations.

     The Purchaser has filed with the Commission a combined Schedule TO and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Combined Schedule") that contains additional information with respect to the Offer. The Combined Schedule, and any amendments thereto, may be examined and copies may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Combined Schedule, which has been filed by the Purchaser with the Commission via the EDGAR System, can also be obtained by accessing the Commission's a website at http://www.sec.gov.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer, including the fees and expenses of the Offer, is estimated to be approximately $17 million. Purchaser will obtain all such funds from a new or existing credit line or credit line from the Parent or another affiliate. Parent has given comfort letters with respect to certain credit lines of the Purchaser.

11. DIVIDENDS AND DISTRIBUTIONS.

     Since inception, the Company has not paid any cash or other dividends on its Shares. The Company currently requires all cash generated by its activities to be invested in the operations of its business. The determination of the amount of future cash dividends, if any, to be declared and paid, however, will depend upon, among other things, the Company's financial condition, funds received from operations, the level of its capital expenditures and its future business prospects. The Company's current policy of not paying dividends is based on belief of the Company's Board of Directors that the Company's earnings are needed to support its current operations. If the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares pursuant to the Offer, then, without prejudice to the Purchaser's rights specified in "THE OFFER, Section 12--Conditions to the Offer," (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

12. CONDITIONS TO THE OFFER.

     The Offer is subject to conditions such as a recommendation in favor of the Offer by the Company's Management and Supervisory Boards and the Independent Committee of the Supervisory Board, all of which have been given.

     In addition, the Offer is conditioned upon the following:

     o there shall have occurred no material adverse change in the condition, business, results of operations or prospects of the Company other than any material adverse change resulting from (i) changes in general economic conditions, (ii) the announcement and performance of this Offer and the transactions contemplated thereby and (iii) changes or developments in the railway signaling and automation industry generally or its markets;

     o no governmental or judicial action shall have been taken which materially adversely affects the consummation of the Offer;

     o any material consents or authorizations, permits, orders or approvals of any governmental body required for the consummation of an offer shall have been obtained and any filings or registrations required to be made with any governmental body shall have been made by the closing of our offer; and

     o there shall not have occurred (i) any general suspension for at least three business days of trading in securities quoted on the Nasdaq National Market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, The Netherlands, or Italy (whether or not mandatory), (iii) the commencement or material escalation of a war or armed hostilities having had or being reasonably likely to have a material adverse effect on the condition, business, assets, liabilities or results of operations of Ansaldo Signal taken as a whole, or (iv) any limitation or proposed limitation (whether or not mandatory) by any governmental body, or any other event, that materially adversely affects generally the extension of credit by banks or other financial institutions in Italy.

     The foregoing conditions are for the sole benefit of the Purchaser, may be asserted by the Purchaser regardless of the circumstances giving rise to such condition and may be waived by the Purchaser in whole or in part and at any time and from time to time. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

13. CERTAIN LEGAL MATTERS.

     Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "THE OFFER, Section 12--Conditions to the Offer." While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

14. FEES AND EXPENSES.

     Purchaser has retained Schroders to act as dealer manager in connection with the Offer. Schroders will receive reasonable and customary compensation for its services as dealer manager. Purchaser has also agreed to reimburse Schroders for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under Federal securities laws. Schroders has from time to time provided investment banking services to the Purchaser and affiliates of the Purchaser for which Schroders has received reasonable and customary compensation. It is expected that Schroders will continue to provide such services to the Purchaser and its affiliates in the future.

     Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, e-mail, telephone, facsimile transmission, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under Federal securities laws.

     Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

15. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Purchaser. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          ANSALDO TRASPORTI S.p.A.

February 18, 2000

                                    ANNEX A
            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                            OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of Italy and the business address of each such person is c/o Ansaldo Trasporti S.p.A., Via Nuova delle Brecce 260, 80147 Naples, Italy. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Purchaser, or the organization indicated, for the past five years.

                                                                               MATERIAL POSITIONS HELD
TITLE                 NAME                      PRESENT PRINCIPAL OCCUPATION   DURING PAST FIVE YEARS
--------------------  ------------------------  -----------------------------  -----------------------------

Chairman              Luciano Cravarolo         Same                           1998: President of Purchaser
                                                                               1995-1998: Vice President of
                                                                               Purchaser

Vice-Chairman and     Rodolfo De Dominicis      Same                           Jan.-May 1998: Chief
Vice President                                                                 Executive Officer of
                                                                               Purchaser; 1993-1997: Chief
                                                                               Executive Officer of Logica
                                                                               and President and Chief
                                                                               Executive Officer of Vector

Director and Chief    Luigi Roth                Chairman, Breda Costruzioni    Same
Executive Officer                               Ferroviarie S.p.A.

Director and Chief    Costantino Savoia         Chief Operating Officer,       1995-Jan. 1999: Chief
Operating Officer                               Purchaser                      Executive Officer of
                                                                               Iritechna

Director              Giorgio Fiore             President, Firema Finanziaria  Same
                                                S.r.l.

Director              Giovanni Masini           Vice President, IRI S.p.A.     Same

Director              Salvatore Toriello        First Vice President, Parent   Same

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of Italy and, the business address of each such person is c/o Finmeccanica S.p.A., Piazza Monte Grappa 4, 00195 Rome, Italy. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                                                               MATERIAL POSITIONS HELD
TITLE                 NAME                      PRESENT PRINCIPAL OCCUPATION   DURING PAST FIVE YEARS
--------------------  ------------------------  -----------------------------  -----------------------------
Chairman              Sergio Carbone            Independent Professional;      Same
                                                Professor of International
                                                Law, Genova University, Italy

Vice-Chairman Chief   Alberto Lina              Same                           1995-1996: Chief Executive
Executive Officer                                                              Officer of Italimpianti;
                                                                               Jan. 1996-June 1997: Managing
                                                                               Director of Pirelli Cavi

Director              Alberto Clo               Professor, Bologna             Same
                                                University, Italy

Director              Alberto Corrias           Senior Vice President, IRI     Same
                                                S.p.A.

                                                                               MATERIAL POSITIONS HELD
TITLE                 NAME                      PRESENT PRINCIPAL OCCUPATION   DURING PAST FIVE YEARS
--------------------  ------------------------  -----------------------------  -----------------------------
Director              Vincenzo Dettori          Senior Vice President, IRI     Same
                                                S.p.A.

Director              Gaetano Golinelli         Professor, Rome University,    Same
                                                Italy

Director              Guidalberto Guidi         Independent Professional       Same

Director              Maurizio Marchetti        Senior Vice President, IRI     Same
                                                S.p.A.

Director              Paolo Mazzotto            Independent Professional       Same

Director              Tommaso Vincenzo          Senior Vice President, IRI     Same
                      Milanese                  S.p.A.

Director              Maurizio Prato            Senior Vice President, IRI     Same
                                                S.p.A.

Director              Gianfranco Zanda          Professor, Rome University,    Same
                                                Italy

Chief Operating       Giuseppe Bono             Same                           1994-1998: Vice President of
Officer                                                                        Parent

Senior Vice           Angelo Airaghi            Same                           Same
President, Business
Development

Senior Vice           Giancarlo Battista        Same                           Same
President, Corporate
Communications and
International
Affairs

Senior Vice           Alberto De Benedictis*    Same                           Same
President, Strategic
Finance

Senior Vice           Chiara Landeschi          Same                           1995-Feb.1998:
President, Legal                                                               Chief Legal Affairs of Alenia
Affairs                                                                        Division of Parent.

Senior Vice           Luigi Liccardo            Same                           1995-1999:
President,                                                                     Co-Managing director of
Administration and                                                             Coinfra S.p.A.
Finance

Senior Vice           Vitaliano Pappaianni      Same                           Jan. 1992-Feb. 1998: First
President, Planning                                                            Vice President, Planning &
& Control                                                                      Control of Parent

Senior Vice           Elisio Prette             Same                           1994-1998: Human Resources
President, Human                                                               Director of Parent.
Resources

------------------
* Beneficial owner of 3000 common shares of the Company with sole power as to voting and disposition.

                                                                         ANNEX B

                        [Letterhead of ING Barings LLC]

February 17, 2000

Special Committee of the Board of Directors
Ansaldo Signal N.V.
Schiphol Boulevard 267
1118 BH Schiphol
The Netherlands

Attention: Mr. Lawrence W. Rosenfeld
        Mr. Mark V. Santo

Gentlemen:

     We understand that Ansaldo Trasporti S.p.A. ("Ansaldo Trasporti") has made a proposal to acquire the remaining 3,737,500 of outstanding common shares (the "Common Shares") of Ansaldo Signal N.V. ("Ansaldo" or the "Company") currently held by public shareholders (the "Minority Shareholders") at a price per share of $4.05 pursuant to a proposed cash tender offer (the "Proposed Transaction"). You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the consideration to be offered to the Minority Shareholders of Ansaldo.

     In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

          (i) the draft Offer to Purchase for cash all outstanding common shares of Ansaldo at $4.05 per share by Ansaldo Trasporti, dated February 17, 2000;

          (ii) the letter from Ansaldo Trasporti dated January 24, 2000 outlining the Proposed Transaction, which was filed with the Securities and Exchange Commission on January 25, 2000 in the Company's Report on Form 6-K;

          (iii) the Company's Annual Reports on Form 20-F for each of the fiscal years ended December 31, 1996, December 31, 1997, and December 31, 1998 and the Company's nine month results ended September 30, 1999 per a press release dated December 14, 1999;

          (iv) certain other publicly available information concerning the Company and the trading market for the Common Shares;

          (v) certain internal information and other data relating to the Company, its business and prospects, including forecasts and projections, provided to us by management of the Company;

          (vi) certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies' securities; and

          (vii) the financial terms of certain recent business combinations which we believe to be relevant.

We also interviewed certain officers and employees of the Company concerning its business and operations, assets, present condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company. We have not conducted a physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

     This opinion does not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the Minority Shareholders as to whether the Minority Shareholders should accept the tender offer constituting the Proposed Transaction or as to any other action such Minority Shareholders should take regarding the Proposed Transaction. This letter and the opinion expressed herein are for the use of the Special Committee of the Board of Directors of the Company, as well as the Company's Management Board and Supervisory Board. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except the Company may include this opinion in its entirety in any information statement relating to the transaction sent to the Company's shareholders.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be offered to the Minority Shareholders in the Proposed Transaction is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ ING Barings LLC
                                          ING BARINGS LLC

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                        By Mail:                                       By Hand or Overnight Delivery
                  The Bank of New York                                      The Bank of New York
              Tender & Exchange Department                              Tender & Exchange Department
                     P.O. Box 11248                                          101 Barclay Street
                 Church Street Station                                   Receive and Deliver Window
             New York, New York 10286-1248                                New York, New York 10286

                             For confirmation call:
                                 (212) 815-6156

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000

                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061

                      The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.

                                Equitable Center
                               787 Seventh Avenue
                            New York, New York 10019
                     In New York City Call: (212) 492-6000
                         Call Toll Free: (877) 350-4796